EXHIBIT 22
MERITAGE HOMES CORPORATION
LIST OF GUARANTOR SUBSIDIARIES
As of December 31, 2025

The following subsidiaries of Meritage Homes Corporation (the "Company") were, as of December 31, 2025, guarantors of the Company’s 5.125% unsecured senior notes due 2027, 1.750% convertible senior notes due 2028, 3.875% unsecured senior notes due 2029, and 5.650% senior notes due 2035.

State of Organization	Legal Entity
Alabama	Carefree Title Agency of Alabama, Inc.
Arizona	Meritage Homes of Alabama, Inc.
Arizona	Meritage Homes of Arizona, Inc.
Arizona	Meritage Paseo Crossing, LLC
Arizona	Meritage Homes Construction, Inc.
Arizona	Meritage Paseo Construction, LLC
Arizona	Meritage Homes of Colorado, Inc.
Arizona	Meritage Homes of Nevada, Inc.
Arizona	MTH-Cavalier, LLC
Arizona	MTH Golf, LLC
Arizona	Meritage Homes Operating Company, LLC
Arizona	Meritage Homes of Texas, LLC
Arizona	Meritage Homes of Texas Holding, Inc.
Arizona	WW Project Seller, LLC
Arizona	Meritage Homes of the Carolinas, Inc.
Arizona	Meritage Homes of Tennessee, Inc.
Arizona	MLC Holdings, Inc.
Arizona	Meritage Homes of Georgia, Inc.
Arizona	Meritage Homes of Georgia Realty, LLC
Arizona	MTH GA Realty, LLC
Arizona	Meritage Homes of South Carolina, Inc.
Arizona	MTH SC Realty LLC
Arizona	MTH Realty LLC
Arizona	MTH Financial Holdings, Inc.
Arizona	Meritage Homes Insurance Agency, Inc.
Arizona	Meritage Services Company, Inc.
Arizona	Meritage Homes of Utah, Inc.
Arizona	Meritage Homes of Mississippi, Inc.
California	Meritage Homes of California, Inc.
California	California Urban Homes, LLC
Delaware	M&M Fort Myers Holdings, LLC
Florida	Meritage Homes of Florida, Inc.
Florida	Meritage Homes of Florida Realty LLC
Texas	Meritage Holdings, L.L.C.
Texas	Meritage Homes of Texas Joint Venture Holding Company, LLC
Texas	Carefree Title Agency, Inc.